Exhibit 10.3

10.3 - Form of Participant Award Agreement (Stock Option) under 1999 Equitable Resources, Inc. Long-Term Incentive Plan (amended and restated October 20, 2004)

All stock option grants are made pursuant to an award agreement substantially as follows:

[DATE]

[NAME AND ADDRESS]

Dear [NAME]:

Pursuant to the terms and conditions of the Company’s 1999 Long-Term Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of Equitable Resources, Inc. granted you a Non-Qualified Stock Option (the “Option”) to purchase shares of the Company’s common stock as outlined below.

Options Granted

Grant Date:

Option Price Per Share:

Expiration Date:

Vesting Schedule:                                [1/3 per year for three years]

Upon termination of employment for cause or in the event of a voluntary termination, all unvested and unexercised vested options are forfeited immediately.  Upon termination of employment for any other reason, all unvested options are forfeited and unexercised vested options are forfeited unless exercised within 90 days of the termination date (except in the event of an employee’s death, in which case the post-termination exercise period will be one year).

The employee may satisfy tax withholding obligations with respect to the award by directing the company to  (i)  withhold that number of shares which would otherwise be issued upon vesting to satisfy the minimum required statutory tax withholding obligations, and  (ii)  accept delivery of previously owned shares to satisfy such tax withholding;  provided that if such withholding is in excess of the minimum statutory rate, such shares must have been held by the employee for at least six months.

One Reload Right as described in the plan has been awarded for each option awarded under the 1999 Plan.

Johanna G. O’Loughlin
For the Compensation Committee

By my signature below, I hereby acknowledge receipt of this Option granted on the date shown above, which has been issued to me under the terms and conditions of the Plan.  I further acknowledge receipt of the copy of the Plan and agree to conform to all of the terms and conditions of the Option and the Plan.

Signature:	Date: